EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement of Ladenburg Thalmann Financial Services, Inc. (the “Company”) on Form S-8 and to the incorporation by reference therein of our report dated February 17, 2005 (except for the seventh paragraph of Note 8, under Litigation and Regulatory Matters and Notes 12 and 13, as to which the dates are March 23, 11, and 25, 2005, respectively), with respect to the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Eisner LLP

Eisner LLP
New York, New York
November 30, 2005